UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Belanger, A. Douglas
   1940 Seafirst Financial Center
   Spokane, WA  99201
   USA
2. Issuer Name and Ticker or Trading Symbol
   Gold Reserve Corporation
   GLDR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   1/31/97
5. If Amendment, Date of Original (Month/Year)
   1/31/97
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President - Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock - Previsously |      |    | |                  |   |           |330,272            |D     |                           |
Reported                   |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |750                |I     |By Spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Options - Previo|        |     |    | |           |   |     |     |            |       |       |353,500     |D  |            |
usly reported         |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Options         |$7.56/sh|1/31/|A   | |28,000     |A  |1/31/|1/31/|Common      |28,000 |$7.56  |            |   |            |
                      |        |97   |    | |           |   |97   |07   |            |       |       |            |   |            |
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Stock Options         |$7.56/sh|1/31/|A   | |52000      |A  |1/31/|1/31/|Common      |52000  |$7.56  |433,500     |D  |            |
                      |        |97   |    | |           |   |97   |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Amended to show complete stock optin grant as apprived by the Board of Driectors on 1/31/97 - reported partial grant from one opton plan but due to internal tracking error did not reeport grant from other plan.